COLLABORATION AGREEMENT

The Agreement is by and between Reynolds Innovations Inc. (hereinafter “RII”) and Ecology Coatings Inc. (hereinafter “Supplier”).  The effective date of this Agreement is April 1st, 2009.

Whereas RII is a manufacturer and seller of tobacco products, including cigarettes, snus, and other smokeless tobacco products;

Whereas Supplier has expertise and capabilities regarding coatings, including UV curable products;

Whereas RII and Supplier desire to discuss with one another projects, products, needs and ideas of RII relating to coatings having application as components of tobacco products;

Whereas RII and Supplier deem it desirable to collaborate on a project directed toward Supplier’s development for RII of coatings and associated technologies for RII’s use in tobacco products;

Now therefore, RII and Supplier deem it mutually beneficial to engage in collaborative activities with one another, to become parties to this Agreement, and to agree as follows:

SECTION 1.                           DEFINITIONS

1.1           Defined Terms.  The following terms have the following meanings:

"Affiliate" means, as to a party to this Agreement, any corporation, company, partnership, joint venture or other entity which controls, is controlled by, or is under common control with, such party.  For purposes of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

"Confidential Information" means (i) any proprietary information of either party or of a third party with whom either party has an obligation of confidence, (ii) any other information or data relating to any aspect of the collaboration or any research project, work in progress, tests, scientific information, technical information, engineering information, manufacturing information, marketing plan, business plan, proposal, financial or personnel matter relating to either party or to a third party with whom either party has an obligation of confidence, or (iii) the present or future products, sales, suppliers, customers, employees, investors or business of either party or a third party with whom either party has an obligation of confidence; whether any of the foregoing is observed or in oral, written, graphic or electronic form.

“Coatings” means materials capable of being applied to components of tobacco products, and including materials and formulations.

“Intellectual Property” means information, concepts, ideas, discoveries, inventions (whether conceived or reduced to practice, and whether or not patentable), specifications, requirements, prototypical products, prototypical product components, data, codes, programs, designs, blueprints, sketches, graphics, drawings, photographs, developments, processes, methods, know-how, trade secrets, patent applications, patents, and other intellectual property of any type, and enhancements and improvements of the foregoing.

“Receiving Party” has the meaning set forth in Section 5.2.

SECTION 2.                           COLLABORATION

2.1           Collaboration.  RII and Supplier will cooperate towards engaging in research and development efforts for the purpose of developing Coatings and evaluating tobacco product components having Coatings applied thereto.  Details of the types and specifications of Coatings intended to be produced by Supplier pursuant to the collaboration, are set forth in Attachment A, (Collaboration Activities including Descriptions of Coatings), which is attached hereto and becomes part of this Agreement.  The content of Attachment A may be amended in writing, by mutual consent of the Parties.

2.2           RII’s Responsibilities.  RII shall have primary responsibility for identifying the overall goals of the collaboration, and for evaluating Coatings provided to it by Supplier.  RII shall disclose to Supplier information, concepts, ideas, specifications, and requirements (to the extent available and at RII’s sole discretion) regarding RII’s needs relating to the Coatings.

2.3           Supplier’s Responsibilities.  Supplier shall have primary responsibility for designing, manufacturing and supplying to RII Coatings that meet specifications and requirements set by RII and are acceptable to RII.  Supplier shall have the responsibility of providing adequate non-commercial quantities of Coatings to RII solely for the purpose of allowing RII to conduct evaluation of the Coatings for research and development purposes.  Supplier shall have the responsibility of providing to RII information regarding: (i) Coatings and the components of those Coatings, (ii) all process conditions regarding preparation of those Coatings.

2.4           Periodic Meetings.  Supplier and RII shall arrange periodic meetings, to be held periodically at mutually agreeable times and locations to discuss with one another the status of the project, project timing, design review, changes relating to the Coatings, and other relevant topics relating to the collaboration and the Coatings.

2.5           Visit of Facilities.  Representatives of either party may, upon reasonable notice and at times reasonably acceptable to the other party, (i) visit the facilities where the activities relating to the collaboration are being conducted; and (ii) consult informally, during such visits and by telephone, with personnel of the other party performing such activities.  Each party shall bear its own expenses with regard to any such visits, unless otherwise agreed upon in writing by the parties.  If requested by the other party, the parties each shall cause appropriate individuals working on the activities relating to the collaboration to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to each party.

2.6           Supplier’s Limited Exclusivity of Efforts.  Supplier represents and warrants that, as of the effective date of this Agreement, it is not in any way conducting any activities with any third party relating to the development, manufacture, supply, or sale of any Coatings for use in connection with tobacco products or for use within the tobacco industry.  Until the later of December 1st, 2011 or future date that the parties enter into a Commercial Agreement of the type set forth in Attachment B (Detailed Project Stages, Compensation, and Success Criteria), which is attached hereto and becomes part of this Agreement, Supplier shall not, without RII’s prior written approval, solicit orders, initiate any orders, cooperate in the fulfillment of orders, or conduct any activities with any third party relating to the development, manufacture, supply, or sale of any Coatings for use in connection with tobacco products or for use within the tobacco industry.

2.7           RII’s Non-Exclusivity of Efforts.  RII makes no representation or warranty that, it has not entered into any agreement with any third party (or that it will not enter into any agreement with any third party) that obligates RII to (i) collaborate with any third party towards the development, manufacture, supply or sale of Coatings (or coatings of any type) to RII, or (ii) purchase Coatings (or coatings of any type) from any third party.  During the collaboration period, RII shall remain entitled to place orders or conduct any activities with any third party relating to the development, manufacture, supply, or sale of any type of coatings (including Coatings).  Nothing contained in this Agreement shall be construed as requiring RII to (i) use any Coatings or associated technology resulting from this Agreement or from the efforts of Company, or (ii) stop obtaining any types of coatings from other sources, including RII’s current source of coatings or coated papers for use associated with tobacco product manufacture.

SECTION 3.                           COMMERCIAL ASPECTS OF COLLABORATION

3.1           Acceptance.  Provided that the Coatings perform in accordance with the specifications, meets those qualifications, and performs in accordance with the general criteria set forth in Attachments A, which is attached hereto and becomes part of this Agreement, RII shall notify Supplier of its acceptance of the Coatings.

3.2           Delivery.  Supplier shall supply RII with Coatings for evaluation pursuant to Suppliers’ consent, which is attached hereto as Attachment B and becomes part of this Agreement.  The party may mutually agree in writing to amend each element of Attachment B during the term of this Agreement.

3.3           Payment Terms.  Payment terms shall be those set forth in Attachment B.  In no event shall RII be responsible for payment of more that those amounts set forth in Attachment B, without its prior written consent.

3.4           Costs of Collaboration.  Direct costs associated with the collaboration during the development and application of Coatings shall be but limited to the extent set forth in Attachment B.

3.5           Further Commercial Relationship.  In the event that RII, in its sole discretion, determines that any Coatings provided by Supplier are satisfactory for use in applications in conjunction with any tobacco product component, the parties each shall negotiate in good faith towards arriving at terms and conditions of a separate Commercial Agreement to exclusively license Supplier’s Coatings.  This Commercial Agreement would provide for RII’s or its Affiliates ability to employ for commercial purposes any and all formulations and technologies associates with Coatings provided by Supplier and for Supplier's ability to be reasonably compensated for RII's commercial use of such formulations, technologies and materials.  The ranges of Commercial costs have been estimated by the parties in accordance set forth in, Attachment C. (Proposed Commercial Terms of Collaboration).  Nothing contained in this Agreement shall be construed as obligating RII to employ Coatings in commercial applications or to enter into any type of commercial agreement with Supplier; and any commercial relationship with Supplier shall be at RII’s sole discretion.

SECTION 4.                           INTELLECTUAL PROPERTY RIGHTS

4.1           Ownership.

(a)  All Intellectual Property resulting solely from RII or its representatives shall be solely owned by RII.  All Intellectual Property resulting from activities of RII unrelated to the Coatings, this Agreement or the collaboration contemplated thereby, whether or not those activities involved a third party, shall be owned (as between RII and Supplier) by RII.  Disclosure of Intellectual Property of RII to Supplier by RII shall not in any way affect RII’s ownership rights with respect to RII’s Intellectual Property, absent a written agreement to the contrary.

(b)                           All Intellectual Property relating to the Coatings resulting solely from Supplier or its representatives, whether or not those activities involved a third party, shall be owned (as between RII and Supplier) by Supplier. provided that, all such Intellectual Property results from activities of Supplier related to the Coatings, this Agreement or the collaboration contemplated thereby.

(c) With regards to 4.1 (b) Supplier agrees to license to RII and its Affiliates such Intellectual Property on both a non-exclusive and exclusive basis, subject to mutually acceptable commercial terms.

4.2           Intellectual Property from Joint Activities.

(a) Intellectual Property that results from the joint activities of the parties by their respective employees or representatives shall be owned by (i) Supplier if the Intellectual Property relates to the Coatings, and (ii) RII if the Intellectual Property relates to any product resulting from the use of the Coatings and processes associated with the use of the Coatings for production of any such product containing tobacco components.  (iii) both parties if the Intellectual Property relates to any product resulting from the use of the Coatings and processes associated with the application of the Coatings for production of any such product other than those containing tobacco components.

(b) For inventions (whether or not patentable), inventorship shall be determined in accordance with the rules of inventorship under the laws of the United States of America), and inventions that are jointly invented by the parties shall be owned by (i) Supplier if the inventions relate to the Coatings and processes associated with the manufacture of the Coatings, and (ii) RII if the inventions relate to any product resulting from the use of the Coatings and processes associated with the use of the Coatings for production of any such product containing tobacco components. (iii) both parties if the inventions relate to any product resulting from the use of the Coatings and processes associated with the application of the Coatings for production of any such product other than those containing tobacco components.  The parties each shall enter into (or shall have entered into) agreements with their respective employees and representatives providing that, to the extent permitted by applicable law, such employees and representatives shall assign (or be obligated to assign) to the party hereto which acts as their employer or applicable contracting party, the ownership and control of all inventions conceived or reduced to practice by such employees and representatives in the course of their employment for, or within the scope of the relevant relationship with, each party hereto.

           (c) From the effective date of this Agreement and for a period of 3 years thereafter, Supplier shall grant to RII an exclusive license under the Intellectual Property that arises from Joint Activities owned by the Supplier in accordance with Section 4.2 (a).and a non-exclusive license under the Intellectual Property that arises from Joint Activities owned by the Supplier in accordance with Section 4.2 (a), thereafter subject to mutually acceptable commercial terms.

4.3           Prosecution of Patents.  Supplier shall be solely responsible for preparing, filing, prosecuting and maintaining (at its discretion) patents and or patent applications for inventions for which it has ownership rights pursuant to Sub-Section 4.1(b).  RII shall be solely responsible for preparing, filing, prosecuting and maintaining (at its discretion) patents and patent applications for inventions for which it has ownership rights pursuant to Sub-Sections 4.1(a) and 4.2 (b).  Each party shall cooperate with the other with regard to the preparation, filing, and prosecution of patent applications directed toward inventions that name at least one inventor of Supplier and/or that otherwise result from activities of Supplier pursuant to this Agreement.  The parties shall ensure that their respective employees and representative who are named as on patent applications as inventors on jointly owned patent applications have executed assignments to the appropriate party.

4.4           Infringement Actions.  If a party receives any notice, suit or claim alleging that the conduct or activities of either or both of the parties in accordance with this Agreement infringes Intellectual Property rights of a third party, the party receiving such notice shall promptly inform the other, and the parties shall promptly discuss and decide on an appropriate action and response to such notice, suit or claim.

4.5           Documents.  RII shall have sole ownership rights of all documents that originate by or through it, its employees, or its representatives.  Supplier shall have sole ownership rights of all documents that originate by or through it, its employees, or its representatives.

4.6           No Other Licenses.  Except as expressly set forth in this Agreement or as required by law, nothing in this Agreement shall be construed to grant any right or license under any Intellectual Property of either party to the other, including any patent, trademark or trade secret.

SECTION 5.                                      CONFIDENTIALITY

5.1           Confidentiality Obligation.  For a period that extends for seven years beyond termination, each party shall maintain in confidence all Confidential Information disclosed to it by the other party.  Neither party will use, disclose or grant the use of such Confidential Information except as expressly authorized by this Agreement.  To the extent that disclosure is authorized by this Agreement, the party receiving the Confidential Information (the "Receiving Party") shall obtain prior agreement from its employees, representatives and contracting parties to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement.  Each party will use at least the same standard of care as it uses to protect its own proprietary and trade secret information to ensure that such employees, representatives and contracting parties do not disclose or make any unauthorized use of such Confidential Information.  Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.  The Receiving Party shall be responsible to the other party for any loss of Confidential Information of the other party or breach of the provisions of this Section 5 by any employee, representative or contracting party of the Receiving Party that received such Confidential Information from the Receiving Party.

           5.2           Exceptions.  The obligations of confidentiality contained in Sub-Section 5.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:

(i)	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt from the other party;

(ii)	was generally available to the public or otherwise part of the public domain at the time of its receipt from the other party;

(iii)	becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(iv)	was received by the Receiving Party, other than under an obligation of confidentiality, by a third party lawfully in possession of the information.

5.3           Authorized Disclosure.  Each party (and third parties as applicable) may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with court orders, or complying with applicable governmental regulations, provided that if such party is required to make any such disclosure of the Confidential Information it will to the extent practicable give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

5.4                           Further Authorized Disclosure.  In no event shall RII be restricted in its ability to use any information provided to it by Supplier pursuant to Sub-Section 2.3.

SECTION 6.                                      TERM AND TERMINATION

6.1           Term of Collaboration.  Unless earlier terminated as provided herein, the period over which the collaboration set forth in Section 2 extends shall commence on the effective date of this Agreement and shall continue for a term that ends on or before December 31, 2011.  The term of the collaboration may end prior to December 31, 2011 in the event that the parties agree in writing that collaborative activities are complete.  That term may be extended by mutual agreement of the parties following written notice by one party to the other of its desire to extend that term; provided such notice is received by the other party at least 90 days prior to the date of expiration of that term.  Upon expiration of such term, this Agreement shall terminate.

6.2                 Termination.

(a)	The parties may mutually agree in writing at any time to terminate the collaboration or terminate this Agreement.

(b)
Each party will have the right to terminate this Agreement (i) in the event of insolvency or bankruptcy of the other party, or (ii) after appropriate written notice to the other that the other is in breach of any material term of this Agreement, unless the other party cures the breach before the expiration of 60 days from the date of receipt of such notice.

(c)
Either party may elect to terminate the collaboration or this Agreement prior to expiration of this Agreement by providing to the other 90 days’ written notice to the other.  Such termination of this Agreement shall not relieve the parties of any obligation accruing prior to such termination, even if such obligation extends beyond such termination.

(d)
In the event that this Agreement is terminated for any reason, the parties shall cooperate toward arriving at a final accounting for amounts due by one party to the other; including amounts due to Supplier for direct costs incurred and non-cancelable commitments made in the performance of this Agreement for which RII has agreed to be responsible (not to exceed the amount for which RII has agree to be responsible), and amounts due to RII for pre-paid amounts to Supplier for activities and expenses not yet performed or incurred by Supplier.

6.3                 Other Agreements.  Termination of this Agreement for any reason shall not have any effect upon projects, activities, collaborations, commercial arrangements, or service arrangements that the parties may have with one another and that do not relate to the Equipment or this Agreement.

6.4                 Survival.  Section 4, Section 5, Sub-Section 6.2(d), Sub-Section 7.7, and Sub-Section 7.11 shall survive termination of this Agreement for any reason.

SECTION 7.                           MISCELLANEOUS PROVISIONS

7.1                 Representation of Authority.  Each party hereby represents and warrants to the other party that it is lawfully constituted in accordance with the laws of its state or country of incorporation and that its signatory to this Agreement has full power and authority to enter into this Agreement.

7.2                 Notices.

(a)           All notices sent under this Agreement are to be sent by overnight courier or facsimile addressed to such party at the address or facsimile number set forth below or to such other address or facsimile number as either party has designated by notice given to the other party.

(b)  All notices are effective when received.  The parties agree that service of any process, summons, notice, or documents by registered mail in compliance with this Sub-Section 7.2 shall be effective service of process for any action, suit, or proceeding brought against a party in any court.  Absent a notice designating another address or facsimile number, the addresses and facsimile numbers shall be as follows:

If to RII, to:
Reynolds Innovations Inc.
401 North Main Street
Winston-Salem, NC 27102
Attention:  Dennis Potter

If to Supplier, to:                                Ecology Coatings Inc.
2701 Cambridge Court, Suite 100
Auburn Hills, MI  48326
Attention:  CEO & General Counsel

7.3                 Force Majeure.  Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than payment of monies due) when such failure or delay is caused by or results from causes beyond reasonable control of the affected party, including but not limited to acts of God, fire, flood, storm, earthquake, explosion, epidemic, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbances, shortage of labor, shortage of materials, or acts, omissions or delays in acting by any governmental authority.

7.4                 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and assigns.
This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (i) in connection with the transfer or sale of all or substantially all of its business, if such assets include substantially all of the assets relating to its performance of its respective obligations hereunder, (ii) to a wholly owned subsidiary or, (iii) in the event of its merger or consolidation with another company at any time during the term of this Agreement.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

7.5                 Publicity.  Except for a press release announcing this Agreement, Exhibit 3, (Approved Press Release Announcing Collaboration Agreement) that shall require the written approval of the other party, neither party shall originate any news release or other public announcement, written or oral, or otherwise make any disclosure relating to the existence or terms of or performance under this Agreement without the prior written approval of the other party, except as may otherwise be required by law.

7.6                 Export Laws.  No technology or information licensed from the other, and no product thereof, will be made available or re-exported, directly or indirectly, except in compliance with all applicable export laws and regulations.

7.7                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law provisions, and any applicable laws of the United States.  The parties also agree that any suit concerning the subject matter of this Agreement shall be filed in the Commonwealth of Virginia.

7.8                 Compliance with Laws.  RII and Supplier shall comply with, and shall ensure that their respective employees and Affiliates shall comply with, all laws, regulations, agreements, licenses and consents applicable to or otherwise relating to the subject matter of this Agreement.

7.9                 Waiver.  No waiver by either party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and executed by that party.  Any waiver by either party of a breach of this Agreement will not operate or be construed as a waiver of any subsequent breach.

7.10                 Severability.  If any provision of this Agreement shall be held to be unlawful, the same shall be deemed to be deleted from this Agreement, but this Agreement shall remain in full force and effect as if the deleted provision had never been contained in it.  The parties shall negotiate in good faith as to the terms of a mutually acceptable and satisfactory provision in place of any deleted provision, and if such terms shall be agreed, this Agreement shall be amended accordingly.

7.11Entire Agreement; Amendment.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.  The parties shall remain bound by their previous Confidentiality Agreement # 5212, dated May 5, 2008 and Ingredient and Formula Confidentiality Agreement # 08-33740-074, dated September 5, 2008, which incorporated herein by reference in its entirety, and except as expressly amended by this Agreement all the terms and conditions thereof remain in full force and effect.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

7.12                 Independent Contractors.  RII and Supplier are independent contractors, and that the relationship between them shall not constitute a partnership, franchise, joint venture or agency of any kind.  Neither party shall have the authority to make any statements, representations nor commitments of any kind (whether express or implied), or to take any action, which shall be binding on the other or create any liability or obligation on behalf of the other, without the prior written authorization of the other party to do so.

7.13                 Warranties.  Each party warrants that it has the right and capacity to enter into this Agreement and that it has no obligation to any third party that affects its ability to enter into or to perform its obligations of this Agreement.

7.14                 Further Assurances.  Each of the parties agrees to enter into or execute, or procure the entering into or execution of such agreements, assignments or further assurances, or do such other acts as the other party may reasonably request to carry out the terms and conditions of this Agreement.

7.15                 Counterparts.  This Agreement and any amendment thereto may be executed in multiple counterparts, each of which is an original and all which constitute one agreement or amendment, as the case may be, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart in a signature to and may be appended to any other counterpart.

In Witness Whereof, the parties hereto have duly executed this Agreement.

Reynolds Innovations Inc.                                                                     Ecology Coatings

By:  /s/ Dennis Potter                                                                             By:  /s/ Robert G. Crockett

Title:  VP                                                                           Title:  CEO

Date:  8/18/2009                                                                               Date: 8/21/2009

Attachments:  Attachment A, Attachment B, and Attachment C

Attachment A

Collaboration Activities including Descriptions of Coatings

Project Name:	Ecology Coatings FSC Cigarette Development
Project Manager:	Matt Reddick
Project Objective:	Develop a process whereby Ecology Coatings proprietary Coatings can be applied in an online method for use in the commercial manufacture of FSC cigarettes.
Descriptions of types and specifications of coatings intended to be provided by Supplier:
Coating criteria includes but is not limited to:
• Passes SRA stewardship requirements
• Does not impart off tastes or odors
• Successfully passes FSC requirements
• Has capability to be applied on-line and at full machine speed without excessive loss in productivity
• Is cost effective
• Meets operational health and safety requirements
• Exceeds benefits of alternative solutions

Attachment B

Detailed Project Stages, Compensation, and Success Criteria

Stage 1) Formula Release to RJRT Product Integrity & Legal Review	August 2009	No Cost
	Success: Collaboration Agreement negotiated and signed
Stage 2) Product Integrity & Legal Approval to Make & Test Cigarettes	August 2009	$25,000
	Success: S&RA reviews the formulations and gives the approval to make cigarettes in the pilot plant to be tested for chemical, sensory, and FSC analysis
Stage 3) Cigarettes Made & Tested (FSC, Chemistry, Sensory)	Late September 2009	$25,000
Success: Cigarettes are made, tested, and have passed the following minimum testing requirements:
• Testing of cigarettes that have been manufactured with Coatings shall be conducted pursuant to the American Society of Testing and Materials Standard ASTM E2187-04, "Standard Test Method for Measuring the Ignition Strength of Cigarettes " and fully meet the performance requirements of the standard.

• Chemistry – Using RJRT’s internal document, “Mainstream Smoke Target Compound List”, cigarettes that have been manufactured with Coatings will have specific cigarette deliveries reviewed to determine if they are within one standard deviation of permissible limits to be acceptable relative to control* (does not include full stewardship testing requirements) Exhibit 1

• Sensory – Using RJRT’s internal scorecard, “Unstructured Time Ballot with Revised Breaks”, cigarettes that have been manufactured with Coatings will be scored to determine if they remain at parity or better by internal expert smoking panels relative to control* Exhibit 2

Step 3 may include iterative testing before final testing is complete

Stage 4) Approval to Proceed To Prototype Online Machine	Earliest Start Date: October 2009	Latest Completion Date: December 1, 2009	$50,000
Success:  Business case analysis determines that the proposal to use Coatings for the manufacture of FSC compliant cigarettes meets preliminary ROI hurdle(s) with respect to CapEx, machine de-rate, engineering feasibility assessment, footprint impact, etc.
Success:  Commercial Agreement for the use of Coatings is Signed

Stage 5) Prototype System Operational & Online Testing Begins	Earliest Start Date: August 2010	Latest Completion Date: December 1, 2010	$250,000
Success: Prototype system has been installed on a production cigarette complex and performance testing proves that the use of Coatings in an online band application meets the success criteria as outlined in the business case proposal (Step 4)
Success: Quality Control’s evaluation of cigarette performance through statistical sampling (product quip) begins and cigarettes manufactured with Coatings to produce FSC compliant cigarettes are approved by Product Integrity as acceptable for sale.

Stage 6) Production Approval	Earliest Start Date: August 2011	Latest Completion Date: December 1, 2011	$350,000
Success: Quality Control’s evaluation of cigarette performance through statistical sampling is complete; Stewardship requirements are fully met; and FSC compliant cigarettes manufactured with Coatings have been sold to a cigarette wholesaler.

*Control – cigarettes that reflect current market product format (i.e. Camel Lights) that meet internal guidelines and/or specifications for all areas of testing.
Payment Terms:	Net 30 Days post-Stage Success
Payment Release Date:
Completion of success criteria as identified in each Stage or the inception of work on a subsequent Stage begins and the parties have mutual agreement that progress towards completion of current Stage has been effectively achieved.

 Attachment C

Proposed Commercial Licensing Agreement Terms

Assumptions for arriving at a fixed Price per Unit of Coatings:
RJRT has made some assumptions when formulating our initial valuation but feel confident the royalty fee we are offering remains competitive to the existing FSC paper alternatives.
• RJRT possesses an intimate working knowledge of the FSC paper market.  We routinely demonstrate mastery in negotiating with our existing supply chain base of FSC paper providers.
• RJRT analyzed the Ecology Coatings standard Royalties fee structure which is based on a 30/70 net total benefit (NTB) formula where 30% of NTB paid to Ecology Coatings, and 70% NTB retained by customer and concluded that by using our market intelligence and the projections listed below.

RJRT FSC Projections:	2010	2011	2012	2013	2014	2015
	72.3 bil/yr	67.2 bil/yr	63.9 bil/yr	60.9 bil/yr	58.5 bil/yr	56.5 bil/yr
FSC Paper $ Projections:	$60/100K	$45/100K	$40/100K	$35/100K	$30/100K	$??/100K
RJRT Initial Valuation of Royalty Fee:
Actual results from project phases 1-3 will form the basis for the RJRT Business Case to justify the project which will include a detailed value analysis and plan for conversion to the new process.  The conversion plan will entail a phased machine conversion and implementation of the process which may span over several quarters.
Based on the business, as we know it today RJRT has arrived at the valuation of the royalty fee to be $0.02/TH cigarettes.
Finally, RJRT will recapture all success dollars paid out to Ecology Coatings through the write down of the first few years’ royalty fees.

EC Initial Valuation of Royalty Fee:
Ecology’s coatings are disruptive, game changing technologies exclusively available to RJRT.  Ecology Coatings has analyzed industry cost information associated with currently available FSC solutions and has determined that RJRT has an opportunity to achieve significant NTB cost savings over traditional off-line FSC processes.  Ecology believes the total savings to be as much as $0.01/cigarette or $60 million annual NTB based on projected 2011 cigarette sales.  EC’s benefit sharing model is consistent with other industries where disruptive patented inventions succeed in changing the manufacturing process resulting in significant cost savings.  A successful collaboration will ensure very large savings is enjoyed by RJRT (70%) with the remainder (30%) paid to EC in licensing royalties.  In this application, EC analysis estimates the royalties to be as much as $0.003/cigarette, approximately $18.0 million annually.

Finalization of Further Commercial Agreement – Royalties
A full commercial license agreement is to be approved as part of Stage 4, attachment B.  Success at this stage includes RJR management approval of the initial business case and preliminary ROI with both parties approval of royalty fees.

Exhibit 1

Mainstream Smoke Target Compound List

Chemical	Short Term Exposure	Long Term Exposure
Aromatic Amines
2-Aminonaphthalene		X
4-Aminobiphenyl		X
Volatile Carbonyls
Formaldehyde	X	X
Acetaldehyde	X	X
Acrolein	X	X
Trace metals
Cadmium		X
Arsenic		X
N-Nitrosamines
N-Nitrosonornicotine (NNN)		X
4-(N-Nitrosomethylamino)-1-(3-pyridinyl)-1-butanone (NNK)		X
N-Nitrosoanatabine (NAT)		X
Semi-Volatiles
Quinoline		X
Phenols
Hydroquinone	X	X
Catechol	X	X
Phenol	X	X
m+p-Cresol	X	X
o-Cresol	X	X
Volatiles
1,3-butadiene		X
Isoprene		X
Acrylonitrile		X
Benzene		X
Polyaromatic Hydrocarbons (PAHs)
Benzo[a]pyrene		X
Benzo[a]anthracene		X
Benzo[b]fluoranthene		X
Benzo[j]fluoranthene		X
Benzo[k]fluoranthene		X
Dibenz[a,h]anthracene		X
Indeno[1,2,3-cd]pyrene		X
Fluorene		X
Acenaphthylene		X
Fluoranthene		X
Acenaphthene		X
Naphthalene		X
Others
Tar	X	X
Nicotine	X	X
CO	X	X
HCN	X	X
NOx	X	X

Exhibit 2

Unstructured Time Ballot with Revised Breaks

Exhibit 2 cont.

Exhibit 2 cont.

Exhibit 2 final

Exhibit 3

Approved Press Release Announcing Collaboration Agreement

Investor and Media Relations
McCloud Communications, LLC
Marty Tullio, Managing Member
949.553.9748
Marty@McCloudCommunications.com

Ecology Coatings Signs Development Agreement with Major U.S. Tobacco Company

        Market Size (2007):  Five Trillion Cigarettes Produced Worldwide;
                                            330 Billion Cigarettes Produced Within the U.S. (1)

Auburn Hills, MI – August 24, 2009 – Ecology Coatings, Inc. (OTCBB:ECOC), a leader in the discovery and development of nanotechnology-enabled, ultraviolet-curable advanced coatings, today announced that it has signed a collaboration agreement with a major tobacco company for the application of its technology for producing “fire standard compliant” (FSC) cigarettes. FSC cigarettes are designed to meet government reduced ignition propensity testing standards. Ecoloiogy has filed a patent application with the U.S. Patent and Trademark Office for its technology.

The agreement establishes the framework under which the two companies plan to test and commercialize FSC cigarettes using Ecology Coatings’ unique paper coating technology. Milestone payments will be made to Ecology Coatings as predefined development and testing milestones are met. If those payments are met, royalty payments will commence with market introduction and product sales.

“The goal of our collaboration with this tobacco company is to meet government requirements for FSC cigarettes while at the same time allowing the manufacturer to produce at full production speeds,” said Ecology Coatings CEO Bob Crockett. “Our solution has the potential to allow manufacturers to be self-reliant and eliminate the need for specialty paper. Our uniqueness resides in our ability to cure UV coatings at high speeds at substantial cost savings.”

Crockett continued, “This application is an outgrowth of our patented disruptive paper barrier coating technologies. By designing the solution as part of the manufacturing process, manufacturers can reduce their costs. We believe this is an exciting opportunity that could be very rewarding to our company and its shareholders.”

The Coalition for Fire-Safe Cigarettes reports that approximately 40 states in the U.S. and Washington, D.C., have passed legislation calling for the production of FSC cigarettes (http://firesafecigarettes.org/). The Coalition’s goal is to save lives and prevent injuries due to cigarette-induced fires. The Coalition reports that 99.8 percent of the U.S. population is now or soon will be governed by state fire-safe cigarette legislation.

(1)  The source of this information is the U.S. Department of Agriculture

About Ecology Coatings, Inc.
Ecology Coatings, Inc. (OTCBB:ECOC) is a world leader in the development and licensing of cleantech ultra-

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Ecology Coatings Signs Development Agreement with Major U.S. Tobacco Company violet (UV) curable coatings — coatings that improve the products we use daily. Ecology’s technology platform allows manufacturers to enhance the durability and performance of their products, while significantly reducing energy costs and increasing manufacturing throughput. The company produces solid coatings which eliminate the escape of harmful solvents into the atmosphere during application. Headquartered in Auburn Hills, Michigan, Ecology Coatings has a development and prototype lab in Akron, Ohio. For additional information, visit the company's website at http://www.ecologycoatings.com.

Forward-looking Statements
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties which are specified in Ecology's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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